Exhibit 4.5
Execution Version
STOCK PLEDGE AGREEMENT
This STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of October 27, 2010 by Bancinsurance Corporation, an Ohio corporation (the “Pledgor”), in favor of Fifth Third Bank, an Ohio banking corporation (the “Bank”).
Background Information
A. The Pledgor is the owner of 100% of the issued and outstanding shares of common stock of Ohio Indemnity Company, an Ohio domiciled stock, property and casualty insurance company (the “Issuer”).
B. The Bank and the Pledgor are entering into a certain Credit Agreement of even date herewith (the “Credit Agreement”) pursuant to which the Bank has agreed to extend the following credit facilities to the Pledgor: (1) a term loan in the original principal amount of $10,000,000 (“Term Loan”); and (2) a revolving line of credit with a maximum aggregate principal amount of $5,000,000 (the “Line of Credit”, and collectively with the Term Loan, the “Loans”).
C. The execution of this Agreement and the delivery of the Pledged Stock (as hereinafter defined) to the Bank are conditions precedent to the Bank’s obligation to extend the Loans.
D. To induce the Bank to extend the Loans and in order to secure the payment and performance of the Obligations (as hereinafter defined), Pledgor has agreed to pledge to Bank all of the Collateral (as hereinafter defined) now or hereafter owned or acquired by Pledgor as security for the Obligations, subject to the terms of this Agreement.
E. The Pledgor is a member of a holding Company system as defined in Ohio Revised Code Section 3901.32; accordingly, Pledgor is not pledging any property which would not be permitted under the Insurance Laws of the State of Ohio.
Provisions
NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to extend the Loans, the Pledgor hereby agrees with the Bank as follows:
Section 1. Defined Terms.
Unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein.
“Collateral” shall mean all property at any time pledged or required to be pledged to the Bank hereunder, including the Pledged Stock, and all payments to be made by the Issuer pursuant thereto, income therefrom and proceeds thereof.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and any other obligations of the Pledgor to the Bank or to any indemnified party related to the Term Loan.
“Pledged Stock” shall mean all of the shares of common stock of the Issuer owned by the Pledgor evidenced by share certificate number(s) 87 and 88, together with all shares, certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange for, or on account of, any such shares, and all proceeds of all the foregoing, now or hereafter owned or acquired by the Pledgor.
Section 2. Pledge.
(a) The Pledgor hereby pledges, assigns, hypothecates, transfers and delivers to the Bank all Collateral including the Pledged Stock and agrees to pledge all additional shares of capital stock of the Issuer that the Pledgor may hereafter acquire with respect thereto, and grants to the Bank a first and best lien on and security interest in (i) the Pledged Stock; (ii) all certificates, shares, notes, obligations, distributions, securities and other property issued or delivered from time to time in lieu of or in substitution for or with respect to the Pledged Stock; (iii) all present and future security and collateral for any of the foregoing; and (iv) all payments or other proceeds under or with respect to any of the foregoing, as collateral security for the due and punctual performance by the Pledgor of all its obligations under this Agreement and the due and punctual payment and performance by the Pledgor of all Obligations.
(b) The Pledgor shall deliver to the Bank the certificate(s) for the Pledged Stock and a stock transfer power(s) in the form of the Stock Transfer Power attached hereto as Exhibit A duly endorsed in blank simultaneously herewith.
(c) At any time the Bank, at its option, may have any part or all of the Pledged Stock registered in its name or that of its nominee, and the Pledgor hereby covenants that, upon the Bank’s request, the Pledgor will cause the Issuer, the transfer agent or registrar of the Pledged Stock to effect such registration, subject to compliance with Insurance Laws which require notices and consents, including but not limited to the approval of a Form A by the Ohio Department of Insurance and any other applicable state insurance department. If that shall be done prior to an Event of Default (as defined in Section 5), the Pledgor shall nevertheless retain all voting rights with respect to the Pledged Stock, and, for that purpose, the Bank shall execute and deliver to the Pledgor all necessary proxies (which proxies shall in any event expire automatically upon the occurrence of an Event of Default and the Bank’s compliance with all Insurance Laws and its receipt of all required approvals thereunder). Subject to the Bank’s compliance with Insurance Laws and the receipt of all required approvals, immediately and without further notice, upon the occurrence of an Event of Default, whether or not the Pledged Stock shall have been registered in the name of the Bank or its nominee, the Bank or its nominee shall have, with respect to the Pledged Stock, the right to exercise all voting rights as to the Pledged Stock, all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, the right to exchange any or all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by such issuer of any right, privilege or option pertaining to any of the Pledged Stock, and, in connection therewith, to deliver any of the Pledged Stock to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; provided, however, that (i) the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing; and (ii) the Bank may by written notice to the Pledgor relinquish, either partially or completely in accordance with any terms or conditions the Bank may set forth in such notice, any or all voting rights the Bank may acquire pursuant to this Section 2(c). The Bank acknowledges that its enforcement rights are limited by Insurance Laws, and more specifically, that prior approval of state insurance regulators may be required prior to any action associated with the Pledged Stock.
(d) So long as no Event of Default shall have occurred, the Pledgor shall have the right to receive and retain all cash dividends and other cash payments with respect to the Pledged Stock as permitted by the Credit Agreement. Upon the occurrence of an Event of Default, the right of the Pledgor to receive any such cash dividends and other cash payments shall terminate immediately.
Section 3. Notice to the Issuer and Registrar.
Immediately upon the execution of this Agreement, the Pledgor shall give notice of the pledge of the Pledged Stock pursuant to the terms hereof, in the form of the Notice of Pledge attached hereto as Exhibit B, to the Issuer and the Issuer’s stock registrar/transfer agent, if any.
Section 4. Distributions, etc.
If the Pledgor shall become entitled to receive or shall receive, in connection with any of the Pledged Stock, any Collateral, including, without limitation:
(a) stock certificates, including, but without limitation, any certificates representing a stock dividend issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;
(b) options, warrants or rights, whether as an addition to, or in substitution or in exchange for, any of the Pledged Stock, or otherwise; or
(c) dividends or distributions payable in money (subject to the right of the Pledgor to receive and retain such dividends and distributions in accordance with Section 2(d) hereof) or other property, including securities issued by any entity other than the Issuer, then the Pledgor shall accept the same as the Bank’s agent and hold the same in trust on behalf of and for the benefit of the Bank, segregated from the other assets of the Pledgor and deliver the same forthwith to the Bank, in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate undated powers, duly executed in blank, to be held by the

Bank, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock or other Collateral upon the liquidation or dissolution of the Pledgor or the Issuer shall be paid over to the Bank, to be held by it in trust as additional collateral security for the Obligations. All sums of money and property so paid or distributed in respect of the Pledged Stock or other Collateral which are received by the Pledgor shall, until paid or delivered to the Bank, be held by the Pledgor in trust, segregated from the other assets of the Pledgor, as additional collateral security for the Obligations.
Section 5. Events of Default.
(a) The occurrence of any of the following events shall constitute an “Event of Default”:
(i) the Pledgor shall default in the observance or performance of any term, covenant or agreement contained herein;
(ii) the Pledgor shall default in the observance or performance of any term, covenant or agreement contained in the Credit Agreement or any other Loan Document which is not cured within any applicable cure period; or
(iii) any Default as such terms are defined in the Credit Agreement shall occur and be continuing or a “default” or “event of default” in any other Loan Document as such terms are defined therein shall occur and be continuing.
(b) Upon the occurrence and during the continuance of any Event of Default, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below regarding public or private sale) to or upon the Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived or released. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Bank may elect, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any, to the Pledgor. The Pledgor agrees that, to the extent permitted by law, the Bank need not give more than 10 days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Pledgor if the Pledgor has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Ohio. All waivers by the Pledgor of rights (including rights to notice) and all rights and remedies afforded the Pledgor herein, and all other provisions of this Agreement, are expressly made subject to any applicable mandatory provisions of law limiting, or imposing conditions (including conditions as to reasonableness) upon, such waivers or the effectiveness thereof or any such rights and remedies. Any sale or other disposition of the Collateral shall be in compliance with all provisions of applicable law (including applicable Insurance Laws, securities laws and applicable provisions of the Uniform Commercial Code of the State of Ohio). The Bank may comply with any applicable state or federal law requirements in connection with any disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim any warranties that might arise in connection with the sale or other disposition of the Collateral and has no obligation to provide any warranties at such time.
Section 6. The Bank’s Appointment as Attorney-in-Fact.
(a) The Pledgor hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor and in the name of the Pledgor or in its own name, from time to time in the Bank’s discretion, for the purpose of carrying out the actions and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Bank the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor to do the following: (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under the Collateral; (ii) in the name of the Pledgor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payments of moneys due under the Collateral; (iii) to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Bank for the purpose of collecting any and all such moneys due under the Collateral whenever payable; (iv) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral; (v) to direct any party liable for any payment under the Collateral to make payment of any and all moneys due and to become due thereunder directly to the Bank or as the Bank shall direct; (vi) to receive payment of any receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (vii) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right to respect of the Collateral; (viii) to defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; and (ix) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate, at the Pledgor’s expense, at any time, or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.
The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
(b) The powers conferred on the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act.
(c) The Pledgor also authorizes the Bank, at any time and from time to time, to execute, in connection with any sale of the Collateral, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
Section 7. Representations and Warranties of the Pledgor.
The Pledgor represents and warrants that:
(a) the Pledgor is the legal record and beneficial owner of the Pledged Stock, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the lien and security interest created by this Agreement;
(b) the Pledged Stock constitutes 100% of the presently issued and outstanding shares of common stock of the Issuer;
(c) subject to restrictions under Insurance Laws, the Pledgor has full power, authority and legal right to pledge, and grant a security interest in, the Pledged Stock and the other Collateral pursuant to this Agreement;
(d) this Agreement constitutes a legal, valid and binding obligation of the Pledgor, and is enforceable against the Pledgor in accordance with its terms;
(e) except for the restrictions under Insurance Laws, no consent of any other person or entity, including the Issuer, and no consent, license, permit, approval or authorization or, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by Pledgor in connection with the execution, delivery or performance of this Agreement or the grant of the security interest in and pledge of the Pledged Stock hereunder, in each case which has not been obtained or made, as the case may be, and is not in full force and effect;

(f) the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the articles of incorporation or the code of regulations of the Issuer or of any securities issued by the Issuer, or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which the Pledgor or the Issuer is a party or which purports to be binding upon the Pledgor or the Issuer, or upon any of the Pledgor’s or the Issuer’s assets, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Pledgor or the Issuer, except as contemplated by this Agreement; and
(g) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Pledgor, threatened by or against the Pledgor or the Issuer, or against any of his or its properties or revenues, with respect to this Agreement.
Section 8. Covenants of the Pledgor.
The Pledgor covenants and agrees that, subject to compliance with Insurance Laws:
(a) the Pledgor shall defend the right, title and security interest of the Bank in and to the Pledged Stock, the proceeds thereof and all other Collateral against the claims and demands of all persons whomsoever;
(b) the Pledgor shall have like title to and right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the right of the Bank thereto and security interest therein;
(c) the Pledgor shall not sell, convey or otherwise dispose of any of the Pledged Stock or other Collateral or any interest therein or create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in, or with respect to, any of the Pledged Stock, any other Collateral, or the proceeds thereof, other than that created hereby; and
(d) the Pledgor shall not consent to, approve of or permit the issuance of any (i) additional shares of any class of capital stock by the Issuer; (ii) securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares; or (iii) warrants, options, rights or other commitments entitling any person or entity to purchase or otherwise acquire any such shares.
Section 9. Limitation of Liability.
Except as set forth in this Agreement, beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder, the Bank shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to the Pledgor in accordance with the terms hereof.

Section 10. Further Assurances.
The Pledgor agrees that at any time and from time to time upon the written request of the Bank, the Pledgor will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to affect the purposes of this Agreement. The Bank agrees that at any time and from time to time upon the written request of the Pledgor, the Bank will execute and deliver such further documents and do such further acts and things as the Pledgor may reasonably request in order to affect the purposes of this Agreement or compliance with Insurance Laws.
Section 11. Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 12. No Waiver; Cumulative Remedies.
The Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Bank, and then only to the extent therein set forth. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law or agreement to Bank.
Section 13. Waivers, Amendments.
None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Bank and the Pledgor. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the Pledgor’s heirs, personal representatives, successors and permitted assigns, and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and its successors and assigns; provided, however, that the Pledgor may not assign this Agreement without the prior written consent of the Bank.

Section 14. Amendments, Modifications and Waivers with Respect to Obligations.
The Pledgor hereby consents that, without the necessity of any reservation of rights against it, and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by the Bank may be rescinded by the Bank and any of the Obligations continued, and the Obligations, or the liability of any party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Bank, and the Notes, the Credit Agreement, any other Loan Documents and any collateral in connection therewith may be amended, modified, supplemented, extended, restated, replaced or terminated, in whole or in part, and the security at any time held by the Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, extension, restatement, replacement, termination, sale, exchange, waiver, surrender or release. Except as set forth in Section 20 of this Agreement, the Bank shall have no obligation to protect, secure, perfect or insure any other collateral security document or property subject thereto at any time held as security for the Obligations. The Pledgor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance of the Bank upon this Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Pledgor and the Bank shall likewise be conclusively presumed to have been made or consummated in reliance upon this Agreement. The Pledgor waives diligence, presentment, protest, notice of intent to accelerate and notice of acceleration, demand for payment and notice of default or nonpayment to or upon the Pledgor with respect to the Obligations.
Section 15. Reinstatement.
This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor for liquidation or reorganization, should the Pledgor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 16. Indemnity.
Except for the expenses related to a loss of the Pledged Stock by the Bank as set forth in Section 20, the Pledgor hereby agrees to indemnify, pay and hold harmless Bank and the officers,

directors, employees and counsel of Bank (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Pledgor or the Issuer, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement or the enforcement by Bank of its rights and remedies hereunder, except that the Pledgor shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Pledgor shall contribute the maximum portion which the Pledgor is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees.
Section 17. Governing Law.
This Agreement shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of Ohio, but giving effect to federal laws applicable to national banks.
Section 18. Consent to Jurisdiction.
The Pledgor hereby irrevocably submits to the non exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and the Pledgor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Bank to bring proceedings against the Pledgor in the courts of any other jurisdiction. Any judicial proceeding by the Pledgor against the Bank or any Affiliate of the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any other Loan Document shall be brought only in a court in Columbus, Ohio.
Section 19. Notices.
Notices from one party to another relating to this Agreement shall be deemed effective if given in the manner as provided in the Credit Agreement.
Section 20. Continuing Security Interest.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Term Loan, at which point this Agreement shall terminate. The Bank shall deliver to the Pledgor, upon termination of this Agreement such of the Pledged Stock as shall not have been sold or otherwise disposed of pursuant to this Agreement. Upon termination of this Agreement, the Pledged Stock shall be delivered to Pledgor within ten (10) Business Days thereof.
Section 21. Registration Rights.
If any of the Pledged Stock is not registered under the Securities Act of 1933, as amended, and the Issuer proposes to register any of its securities, the Pledgor will give the Bank notice of that fact. In addition, and at no cost to the Bank, the Pledgor will use its best efforts to induce the Issuer to register the Pledged Stock so that they may be disposed of by public sale or other public disposition. Upon the completion of registration, the Pledgor will deliver certificates without any restrictive legend in exchange for the unregistered Pledged Stock. The Pledgor shall indemnify and hold the Bank harmless against any loss, claim, damage or liability arising out of the registration process, and will reimburse Bank for any legal or other expenses incurred by the Bank as a result.
Section 22. WAIVER OF JURY TRIAL.
THE PLEDGOR AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
Section 23. Waiver of Subrogation; Other Waivers.
The Pledgor expressly waives any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including any claim, as that term is defined in the Federal Bankruptcy Code, and any amendments) which it may now have or later acquire against any other party directly or contingently liable for the Obligations arising from the existence or performance of the Pledgor’s obligations under this Agreement, until the Obligations and all indebtedness and amounts secured hereby are indefeasibly paid in full. The Pledgor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any party against any other party. The Pledgor hereby waives all defenses including but not limited to all defenses based upon suretyship and impairment of collateral.
Section 24. Agreement Unconditional.
The obligations of the Pledgor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the indebtedness and amounts secured hereby, by operation of law or otherwise, or any obligation of any other party with respect to any of the indebtedness and amounts secured hereby, or any Event of Default;
(b) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document;
(c) any release, nonperfection or invalidity of any direct or indirect security for any obligation of any other party under the Credit Agreement or any other Loan Document, or any obligations of any other party with respect to any of the indebtedness and amounts secured hereby, or any action or failure to act by the Bank or any affiliate of the Bank with respect to any property securing the indebtedness and amounts secured hereby;
(d) any change in the corporate or other existence, structure or ownership of any other party with respect to any of the indebtedness and amounts secured hereby, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other party with respect to the indebtedness and amounts secured hereby, or its assets or any resulting release or discharge of any obligation of any other party with respect to any of the indebtedness and amounts secured hereby;
(e) the existence of any claim, setoff or other rights which the Pledgor may have at any time against any other party with respect to any of the indebtedness and amounts secured hereby, the Bank or any other party, whether in connection herewith or any unrelated transactions;
(f) any invalidity or unenforceability relating to or against any other party with respect to any of the indebtedness and amounts secured hereby, for any reason related to the Credit Agreement or the other Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other party with respect to any of the all indebtedness and amounts secured hereby; or
(g) any other act or omission to act or delay of any kind by the Bank or any other party or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Pledgor’s obligations hereunder or its grant of the lien and security interest in the Collateral hereunder.
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IN WITNESS WHEREOF, the Pledgor has executed and delivered this Agreement as of the date first above written.

PLEDGOR:

Bancinsurance Corporation, an Ohio corporation

By:
Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary

Address: 250 East Broad Street, 7th Floor Columbus, Ohio 43215

EXHIBIT A
Stock Transfer Power
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Fifth Third Bank, an Ohio banking corporation, thirty-seven thousand three hundred thirty-two (37,332) shares of the common stock of Ohio Indemnity Company, (the “Company”), standing in its name on the books of the Company represented by Certificate Nos. 87 and 88, and does hereby irrevocably constitute and appoint                                                              to transfer the said units on the books of the Company, with full power of substitution in the premises.

Dated: October ____, 2010	Bancinsurance Corporation, an Ohio corporation
By:
Matthew C. Nolan, Vice President,
Chief Financial Officer, Treasurer and Secretary

EXHIBIT B
Notice of Pledge
October ___, 2010
TO:	Ohio Indemnity Company 250 E. Broad Street, 7th Floor Columbus, Ohio 43215 Attn: President

RE:	Pledge of Common Stock of Ohio Indemnity Company (the “Company”)
To Whom It May Concern:
You are hereby notified that the undersigned has granted a security interest in and pledged all of the shares of Common Stock owned by it on the books and records of the Company to Fifth Third Bank, an Ohio banking corporation (the “Bank”) pursuant to the terms and conditions of that certain Stock Pledge Agreement executed by the undersigned in favor of the Bank, dated as of October _____, 2010.
Please deem any instructions by the Bank which you receive regarding the exercise of any rights with respect to the shares as if such instructions were made by the undersigned to you, until further instruction from the Bank.

Bancinsurance Corporation, an Ohio corporation
By:
Matthew C. Nolan, Vice President,
Chief Financial Officer, Treasurer and Secretary